Exhibit 10.3

[Form of Notice of Performance Restricted Share Unit Award and

Restricted Share Unit Agreement under the Company’s Performance Incentive Plan]

THERAVANCE BIOPHARMA, INC. PERFORMANCE INCENTIVE PLAN

NOTICE OF PERFORMANCE RESTRICTED SHARE UNIT AWARD

You have been granted the number of restricted share units indicated below by Theravance Biopharma, Inc. (the “Company”) on the following terms:

Name:

Restricted Share Unit Award Details:

Date of Grant:
Restricted Share Units:
Expiration Date:
Base Value:	$

Each restricted share unit (the “restricted share unit”) represents the right to receive one Ordinary Share of the Company subject to the terms and conditions contained in the Restricted Share Unit Agreement (the “Agreement”).

Vesting Schedule:

Vesting of the restricted share units is dependent upon achievement of both the performance-based conditions and service-based conditions set forth on Exhibit A, both of which must be satisfied in order for the restricted share units to vest.

A restricted share unit will be considered “vested” when both the performance-based conditions and the service-based conditions applicable to the restricted share unit have been satisfied or when the restricted share unit vests in accordance with the post-change in control vesting rules set forth in the section of Exhibit A entitled “Change in Control”.

You and the Company agree that these restricted share units are granted under and governed by the terms and conditions of the Theravance Biopharma, Inc. Performance Incentive Plan (the “Plan”) and of the Agreement that is attached to and made a part of this document.  Capitalized terms not defined herein have the meaning ascribed to such terms in Article II of the Plan.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

You agree to cover the applicable withholding taxes as set forth more fully herein.

EXHIBIT A

Performance-Based Conditions [As applicable]

Upon achievement of       performance targets set forth below on or prior to the Expiration Date set forth in the Notice of Performance Restricted Share Award (the “Notice”), the performance-based conditions applicable to     % of the restricted share units (“Tranche   ”) will be achieved.  Upon achievement of           performance targets set forth below on or prior to the Expiration Date set forth in the Notice, the performance-based conditions applicable to the     % of the restricted share units (“Tranche   ”) will be achieved.  [As applicable]

Performance Targets:

[As applicable]

Notes:

A performance target will not be deemed achieved unless and until the Compensation Committee certifies in writing that the performance target has been achieved.  Minutes of a Compensation Committee meeting or an action by written consent with resolutions approving achievement constitute written certification.  This award is subject to Article 2.13(c) of the Plan.

Service-Based Conditions  [As applicable]

Subject to achievement of the performance-based conditions described above, the service-based conditions applicable to the restricted share units will be satisfied if you remain in continuous service as an Employee (“Service”) from the Date of Grant set forth in the Notice until the following date:

•                  Tranche    — The first Company Vesting Date (as defined below) on or after the         date the Compensation Committee certifies achievement of the performance-based conditions applicable to Tranche   .   Tranche    — The first Company Vesting Date on or after the        date the Compensation Committee certifies achievement of the performance-based conditions applicable to Tranche   .  [As applicable]

A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

Change in Control

If the Company is subject to a Change in Control (as defined below) prior to the Expiration Date, the following rules will apply to restricted share units that are unvested as of the date of the Change in Control:

•                  If the performance-based conditions applicable to any unvested restricted share units have been satisfied and the restricted share units are unvested solely because the service-based vesting conditions have not yet been satisfied, all of those unvested restricted share units (the “Performance Units”) will remain eligible to vest based on the applicable service-based vesting conditions.

•                  If the performance-based conditions applicable to any remaining restricted share units have not been achieved as of the date of the Change in Control, then such restricted share units

(the “Remaining Units”) will be reduced (such reduced number of restricted share units, the “Retention Units”) and the balance of the Remaining Units will be forfeited as follows:

•                  If the Change in Control Value (as defined below) is less than or equal to the Base Value (as defined below), then the number of Retention Units will be 0 and 100% of the Remaining Units will be forfeited as of the date of the Change in Control;

•                  If the Change in Control Value is greater than the Base Value but less than two times the Base Value, then the number of Retention Units will be equal to 1% of the Remaining Units for each 1% (rounded down to the nearest whole percent) that the Change in Control Value is greater than the Base Value and the balance of the Remaining Units will be forfeited as of the date of the Change in Control; and

•                  If the Change in Control Value is equal to or greater than two times the Base Value, the number of Retention Units will be equal to the number of Remaining Units and none of the Remaining Units will be forfeited.

•                  In lieu of the performance-based conditions and service based conditions set forth above, the following vesting schedule will apply to the Retention Units after the Change in Control:  50% of the Retention Units will vest on the one-year anniversary of the Change in Control and the remaining 50% of the Retention Units will vest on the two-year anniversary of the Change in Control, subject to your continuous Service through the applicable vesting date.

•                  The restricted share units will be eligible for vesting acceleration under the Company’s Change in Control Severance Plan (the “Severance Plan”) to the extent you are eligible to participate in such plan.  However, notwithstanding the fact that the Severance Plan provides for vesting acceleration of all unvested restricted share units under certain circumstances, in the event of a Change in Control (as defined below), only the Performance Units and the Retention Units will be eligible for vesting acceleration under the Severance Plan.  For avoidance of doubt, in such event, if you are subject to an “involuntary termination” (as defined in the Severance Plan) within 3 months prior to a Change in Control, the number of Performance Units, Remaining Units and Retention Units will be determined based on the achievement of the applicable performance-based conditions as of the date of your involuntary termination.  In the event of a change in control described in Article 2.15(f)(iii) of the Plan, all of the unvested restricted share units are eligible for vesting acceleration on the terms and conditions set forth in the Severance Plan.

•                  In addition, after giving effect to any forfeiture of restricted share units described above, any remaining restricted share units will vest in full if the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates and the restricted share units are not assumed or replaced with a new award as set forth in Article 2.10(a) of the Plan.

•                  “Base Value” means the Base Value specified in the Notice, which is equal to the closing price of the Company’s Ordinary Shares on the Date of Grant.  In the event of a share split or any other event described in Article 2.11(a) of the Plan, a corresponding adjustment will be made in the Base Value.

•                  “Change in Control” shall have the meaning set forth in Article 2.15(f) of the Plan, excluding Article 2.15(f)(iii).

•                  “Change in Control Value” means the total per share value to be received by a holder of the Company’s Ordinary Shares in a Change in Control, determined as of the closing date of the Change in Control.  Any non-cash transaction proceeds will be valued by the Compensation Committee in good faith using, if applicable, the same valuation methodology set forth in the definitive agreement evidencing the Change in Control.  To the extent not all of the transaction proceeds will be paid at closing (for example, because of an escrow or earn-out arrangement), the Compensation Committee will take into account reasonable discounts for the time value of money, the risk of forfeiture or non-achievement of future payment milestones and other contingencies in order to determine the Change in Control Value as of the closing date.  The Compensation Committee’s good faith determination of the Change in Control Value will be final and binding.

THERAVANCE BIOPHARMA, INC. PERFORMANCE INCENTIVE PLAN:
RESTRICTED SHARE UNIT AGREEMENT

Grant of Units

Subject to all of the terms and conditions set forth in the Notice of Performance Restricted Share Unit Award, including Exhibit A thereto, this Restricted Share Unit Agreement (the “Agreement”) and the Plan, the Company has granted to you the number of restricted share units set forth in the Notice of Performance Restricted Share Unit Award.

Payment for Units	No payment is required for the restricted share units you are receiving.

Nature of Units

Your restricted share units are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Ordinary Shares on a future date. As a holder of restricted share units, you have no rights other than the rights of a general creditor of the Company.

Settlement of Units

Each of your restricted share units will be settled when it vests (unless you and the Company have agreed to a later settlement date pursuant to procedures that the Company may prescribe at its discretion).

At the time of settlement, you will receive one Ordinary Share for each vested restricted share unit.

Vesting

The restricted share units that you are receiving will vest as shown in the Notice of Restricted Share Unit Award, including Exhibit A thereto.

For purposes of this Agreement, “Service” means your continuous service as an Employee.

No additional restricted share units vest after your Service has terminated for any reason, except as set forth in the Company’s Change in Control Severance Plan (subject to the limitations described in Exhibit A to the Notice of Performance Restricted Share Unit Award) to the extent you are eligible for benefits thereunder. It is intended that vesting in the restricted share units is commensurate with a full-time work schedule. For possible adjustments that may be made by the Company, see the Section below entitled “Leaves of Absence and Part-Time Work.”

Forfeiture

If your Service terminates for any reason, then your restricted share units that have not vested before the termination date and do not vest as a result of the termination pursuant to this Agreement or as set forth on the Notice of Performance Restricted Share Unit Award, including Exhibit A thereto, will be forfeited. This means that the restricted share units will revert to the Company. You receive no payment for restricted share units that are forfeited. The Company determines when your Service terminates for all purposes of your restricted share units.

Even if your Service has not terminated, unless a “Change in Control” (as defined in Exhibit A to the Notice of Performance Restricted Share Unit Award) occurs prior to the Expiration Date, all restricted share units that are unvested on the Expiration Date set forth in the Notice of Performance Restricted Share Unit Award will be forfeited to the Company. Notwithstanding the foregoing, to the extent the performance-based conditions applicable to the restricted share units were achieved prior to the Expiration Date, then those restricted share units will remain eligible to vest based on the service-based conditions applicable to those restricted units.

In addition, a portion of the restricted share units may be forfeited in connection with a Change in Control, as described in the section of Exhibit A to the Notice of Performance Restricted Share Unit Award entitled “Change in Control.”

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company (or the Parent, Subsidiary or Affiliate employing you) in writing. If your leave of absence (other than a military leave) lasts for more than 6 months, then vesting will be suspended on the day that is 6 months and 1 day after the leave of absence began. Vesting will resume effective as of the second vesting date after you return from leave of absence provided you have worked at least one day during that vesting period. In this regard, if the Compensation Committee certifies achievement of performance-based conditions applicable to a restricted share unit while vesting is suspended, then the performance-based conditions applicable to the restricted share unit will be deemed achieved on the date vesting resumes and the service-based conditions applicable to the restricted share unit will be measured from such date.

In the case of all leaves, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you and the Company (or the Parent, Subsidiary or Affiliate employing you) agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the restricted share units vest, so that the rate of vesting is commensurate with your reduced work schedule.

The Company shall not be required to adjust any vesting schedule pursuant to this subsection.

Share Certificates

No Ordinary Shares shall be issued to you prior to the date on which the restricted share units vest. After any restricted share units vest pursuant to this Agreement, the Company shall promptly cause to be issued in book-entry form, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be, in the register of members of the Company, the number of Ordinary Shares representing your vested restricted share units. No fractional shares shall be issued.

Section 409A

Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these restricted share units is intended to be exempt from the application of Code Section 409A pursuant to the “short-term deferral exemption” in Treasury Regulation 1.409A-1(b)(4) and shall be administrated and interpreted in a manner that complies with such exemption.

Notwithstanding the foregoing, to the extent it is determined that settlement of these restricted share units is not exempt from Code Section 409A as a short-term deferral or otherwise and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A, at the time of your “separation from service,” as defined in those regulations, then any restricted share units that otherwise would have been settled during the first six months following your separation from service will instead be settled on the first business day following the earlier of the six-month anniversary of your separation from service or your death, unless the event triggering vesting is an event other than your separation from service.

No Shareholder Rights

The restricted share units do not entitle you to any of the rights of a shareholder of Ordinary Shares (except as set forth below under “Dividend Equivalent Rights”). Upon settlement of the restricted share units into Ordinary Shares, you will obtain full voting and other rights as a shareholder of the Company.

Dividend Equivalent Rights

In the event the Company pays a cash dividend on its Ordinary Shares, in accordance with the memorandum and articles of association of the Company and subject to applicable law, prior to the vesting and settlement of these restricted share units, the Company shall credit you with a dollar amount equal to (i) the per share cash dividend paid by the Company on one Ordinary Share multiplied by (ii) the total number of Ordinary Shares underlying the unvested restricted share units that are outstanding on the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights

Units Restricted

credited pursuant to the preceding sentence shall be subject to the same terms and conditions, including vesting, as the restricted share units to which they relate; provided, however, that they will be paid in cash, subject to availability of sufficient profits or share premium of the Company, upon vesting of the underlying restricted share units. No crediting of Dividend Equivalent Rights shall be made with respect to any restricted share units which, as of the record date for that dividend, have either vested and settled or were forfeited in accordance with this Agreement.

You may not sell, transfer, pledge or otherwise dispose of any restricted share units or rights under this Agreement other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, you may designate a beneficiary or beneficiaries to receive any property distributable with respect to the restricted share units upon your death. A beneficiary designation must be filed with the Company on the proper form.

Withholding Taxes

No shares will be distributed to you unless you have made arrangements acceptable to the Company (and/or the Parent, Subsidiary or Affiliate employing you) to pay any withholding taxes that may be due as a result of the vesting and/or settlement of this award (“Tax Withholding Obligations”). Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company (and/or the Parent, Subsidiary or Affiliate employing you) to satisfy the Tax Withholding Obligations.

At your discretion, these arrangements may include (a) payment in cash, (b) payment from the proceeds of the sale of shares through a Company-approved broker or (c) withholding Ordinary Shares that otherwise would be issued to you when the units are settled with a fair market value not in excess of the amount necessary to satisfy the minimum withholding amount, provided that the Company, acting through the Board of Directors or Compensation Committee, may provide prospectively that it no longer authorizes (c) withholding of shares.

If the Company (or the Parent, Subsidiary or Affiliate employing you) satisfies the Tax Withholding Obligations by withholding a number of Ordinary Shares as described above, you will be deemed to have been issued the full number of shares subject to the award of restricted share units, including the number of shares withheld to satisfy the Tax Withholding Obligations, and the fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

You acknowledge that the proceeds of a sale pursuant to (b) above or withholding pursuant to (c) above may not be sufficient to satisfy the Tax Withholding Obligations. To the extent the proceeds from such sale are insufficient to cover the Tax Withholding Obligations, the

Company (or the Parent, Subsidiary or Affiliate employing you) may in its discretion withhold the balance of the Tax Withholding Obligations from your wages or other cash compensation paid to you by the Company (or the Parent, Subsidiary or Affiliate employing you).

Restrictions on Issuance	The Company will not issue shares to you if the issuance of shares at that time would violate any law or regulation.

Restrictions on Resale

You agree not to sell any Ordinary Shares you receive under this Agreement at a time when applicable laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be employed or retained by the Company (or a Parent, Subsidiary or Affiliate) in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment policy in effect from time to time.

Adjustments	In the event of a share split, a share dividend or a similar change in the Ordinary Shares, the number of restricted share units may be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions

If the Company is a party to a merger, consolidation or certain change in control transactions, then this award will be subject to the applicable provisions of Article 2.11 of the Plan, provided that any action taken must either (a) preserve the exemption of your restricted share units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the Cayman Islands (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Finance Department. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article II of the Plan.

This Agreement, the Notice of Performance Restricted Share Unit Award, including Exhibit A thereto, and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS RESTRICTED SHARE UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.